UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2026

Silo Pharma, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-41512	27-3046338
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

677 N. Washington Boulevard Sarasota, FL	34236
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (718) 400-9031

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Rule 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	SILO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Silo Pharma, Inc. (the “Company”) today announced that it will effect a 1-for-15 reverse split of its issued and outstanding common stock with a concurrent proportionate reduction of its authorized common stock effective as of 4:01 p.m. Eastern Time on June 2, 2026. Commencing with the opening of trading on The Nasdaq Capital Market on June 3, 2026, the Company’s common stock will trade on a post-split basis under the same trading symbol, “SILO”.

As a result of the reverse stock split, the CUSIP number for the Company’s common stock will be 82711P 300 and every fifteen (15) shares of issued and outstanding Company common stock will be exchanged for one (1) share of Company common stock with any fractional shares being rounded up to the next higher whole share. Once effective, the reverse stock split will reduce the current number of issued and outstanding shares of common stock from approximately 16.267 million to approximately 1.084 million. Equitable adjustments will be made to the number of shares of the Company’s common stock issuable upon exercise of the Company’s equity awards, and warrants and the number of shares issuable under the Company’s equity incentive plans, as well as the applicable exercise prices for such equity awards and warrants, in accordance with their terms. In addition, concurrent with the reverse stock split, a proportionate reduction will be made to the Company’s authorized shares of common stock such that the Company shall have 6,666,667 shares of authorized common stock after the effective time of the reverse stock split.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILO PHARMA, INC.

Date: June 1, 2026	By:	/s/ Eric Weisblum
Eric Weisblum
Chief Executive Officer

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